Exhibit 99.1

Royal Gold Announces Attributable Reserves

DENVER, COLORADO. MAY 30,  2019: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announces updated estimates for ore reserves attributable1 to the Company’s stream, royalty and similar interests as of December 31, 2018. Reserve figures are provided by the operators of properties on which the Company holds these interests or are obtained by Royal Gold through publicly available information.

Gold reserves of 3.8 million attributable ounces were 8.9% lower than the prior calendar year primarily due to mining depletion at Mount Milligan, Carmen de Andacollo and Pueblo Viejo. Silver reserves of 50 million attributable ounces were 22.2% higher due to the acquisition of the Khoemacau stream interest during the current fiscal year. On an attributable gold equivalent basis2, gold makes up approximately 66% of reserves while silver contributes approximately 10%.

A summary of attributable reserves for all metals is presented in the table below.

Metal	Attributable Reserves
	Units	Dec. 31, 2017	Dec. 31, 2018	Change
Gold	M oz	4.2	3.8	-8.9%
Silver	M oz	41	50	22.2%
Copper	M lb	460	440	-4.3%
Lead	M lb	72	73	1.2%
Zinc	M lb	182	181	-0.5%
Nickel	M lb	41	39	-5.1%
Cobalt	M lb	2.5	2.3	-8.0%
Molybdenum	M lb	4.3	4.3	0.0%

1   Attributable means 1) in the case of our royalty interests, the operators’ estimate of reserves subject to our royalty multiplied by our royalty rate, and 2) in the case of our stream interests, the operators’ estimate of reserves subject to our stream multiplied by a) our stream rate and b) the result of i) the metal price at calendar year end (“Metal Price”) less our payment per unit delivered, divided by ii) the Metal Price.

2   Gold equivalent basis is calculated as total attributable gold ounces plus non-gold metals converted to gold equivalent ounces at the corresponding Metal Price.

On a gold equivalent basis, attributable reserves1 to Royal Gold were 5.8 million ounces compared to 6.4 million ounces at calendar year-end 2017. The decrease  was due to generally lower Metal Prices for the non-gold metals included in the calculation of gold equivalent ounces, as shown in the table below, and mining depletion experienced in the year. The impact of lower prices on gold equivalent reserves was nearly equal to the effect of mining depletion.

Metal	Metal Prices Used for GEO Calculation
	$ / Unit	Dec. 31, 2017	Dec. 31, 2018	Change
Gold	$/oz	1,291	1,279	-0.9%
Silver	$/oz	16.87	15.47	-8.3%
Copper	$/lb	3.25	2.71	-16.6%
Lead	$/lb	1.13	0.91	-19.5%
Zinc	$/lb	1.50	1.14	-24.0%
Nickel	$/lb	5.56	4.81	-13.5%
Cobalt	$/lb	34.25	25.17	-26.5%
Molybdenum	$/lb	7.26	11.79	62.4%

Reserves and mineralized material2 subject to the Company’s interests on each property where reserves have been reported by the operators can be found on our website Metal Stream/Royalty Portfolio. For further information about our stream, royalty and similar interests, please see our Annual Report on Form 10-K, and our other public reports.

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams,  royalties, and similar production-based interests. As of March 31, 2019, the Company owns interests on 191 properties on five continents, including interests on 43 producing mines and 17 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, contact:

Alistair Baker

Director, Business Development

(720) 554-6995

1   Attributable reserves do not consider royalty interests from non-metals such as coal or potash.

2   The U.S. Securities and Exchange Commission does not recognize this term. Mineralized material is that part of a mineral system that has potential economic significance but cannot be included in proven and probable ore reserve estimates until further drilling and metallurgical work is completed, and until other economic and technical feasibility factors based upon such work have been resolved. Typically, mineralization is presented as tons and grade, but to give the reader an overall impression of the magnitude of these mineral deposits we present an aggregate number of gold equivalent ounces. Investors are cautioned not to assume that any part or all of these gold equivalent ounces will ever be converted into reserves or be recoverable by the operators of our properties.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include estimates of reserves and mineralized material provided by operators of our stream and royalty properties or obtained by Royal Gold through publicly available information, calculations of reserves and mineralized material attributable to the Company’s stream, royalty and similar interests, and calculations of attributable reserves on a gold equivalent basis. Reserve estimates and calculations of reserves and mineralized material attributable to Royal Gold’s royalty, stream and other interests are subject to certain assumptions and do not reflect actual ounces that will be produced. The estimation of mineralized material involves greater uncertainty as to their existence and the legal and economic feasibility of extraction than the estimation of reserves. Conversion of mineralized material to mineral reserves generally requires further economic study, such as a preliminary feasibility study. Investors are cautioned not to assume that all or any part of a mineral resource exists, or is economically or legally mineable, or will ever be converted into mineral reserves. Factors that could cause actual results to differ materially include, among others, the price environment for gold and other metals on which our stream and royalty interests are determined; performance of and production at our stream and royalty properties, and variation of actual production from the production estimates and forecasts made by the operators of those properties; inability of operators to finance project development and construction and bring projects into production as expected or in accordance with feasibility studies, especially development stage mining properties, mine and mill expansion projects and other development and construction projects; completion of feasibility studies; changes in operators’ estimates of reserves and mineralized material;  revisions or inaccuracies in technical reports, reserves, mineralized material, costs, mine life and mine life parameters and economic and production estimates; changes in project parameters as plans of the operators are refined; the results of current or planned exploration activities; the risks inherent in the construction and operation of mining properties; operators’ delays in securing or inability to secure necessary governmental permits; unexpected operating costs, decisions and activities of the operators of the Company’s stream and royalty properties; changes in operators’ mining and processing techniques or stream or royalty calculation methodologies; resolution of regulatory and legal proceedings; unanticipated grade, geological, seismic, metallurgical, environmental, processing or other problems at the properties; operators’ inability to access sufficient raw materials, water or power; errors or disputes in calculating or making stream deliveries and royalty payments under stream or royalty agreements; contests to the Company’s stream and royalty interests and title and other defects to the Company’s stream and royalty properties; economic and market conditions; the liquidity and future financial needs of the Company; decisions and activities of the Company’s management affecting margins, incurrence of debt, issuance of additional common stock, use of capital and changes in strategy; the impact of future acquisitions and stream and royalty financing transactions; risks associated with conducting business in foreign countries, including application of foreign laws to contract and other disputes, environmental laws, enforcement and uncertain political and economic developments; and changes in laws governing the Company and its stream and royalty properties or the operators of such properties; and other subsequent events; as well as other factors described in more detail in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. Statements made herein are as of the date hereof or as of the date indicated and should not be relied upon as of any subsequent date. The Company’s past performance is not necessarily indicative of its future performance. The Company disclaims any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

Third-party information: Certain information in this presentation has been provided to the Company by the operators of properties subject to our stream and royalty interests, or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. The Company has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of such third-party information and refers readers to the public reports filed by the operators for information regarding those properties.